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                                                                     Exhibit 5.1

                                November 13, 2001



Solectron Corporation
777 Gibraltar Drive
Milpitas, California 95035

        RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 13, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, the offer and sale of 428,146 shares of your Common Stock, par value $0.001 per share, under the Iphotonics, Inc. ("Iphotonics") 2000 Stock Incentive Plan and 2000 Non-Employee Director Stock Incentive Plan. Such shares of your Common Stock are referred to herein as the "Shares" and such plans and compensation agreements are referred to herein as the "Plans". Solectron Corporation assumed these Plans in connection with its acquisition of Iphotonics on October 16, 2001. As your counsel in connection with the foregoing transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

        It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully paid and non-assessable shares of your Common Stock.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        /S/ WILSON SONSINI

                                        WILSON, SONSINI, GOODRICH & ROSATI
                                        Professional Corporation